SINGAPORE VOLITION

150 Orchard Road
Orchard Plaza, 08-02
Singapore, 238841

T: +65 6333 7234
F: +65 6333 7235

Dr. Martin Charles Faulkes
Eastwoods
The Chase
Oxshott
Surrey, KT22 0HR

13th July 2011

Dear Dr. Faulkes

Appointment as Executive Chairman

The board of directors of Singapore Volition Pte. Limited (the "**Company**") is delighted that you have accepted our offer to the position as executive chairman ("**Chairman**"). Your appointment commenced on 22 March 2011.

This letter sets out the main terms of your appointment and supersedes your previous letter of appointment as Non Executive Director dated 23 September 2010. It is agreed between us that this is a contract for services and is not a contract of employment.

By accepting this appointment, you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

The terms of your appointment are as follows:

1. ROLE AND DUTIES

1.1 In addition to the normal duties imposed by law on Executive Directors, we would expect you to discharge the following functions and duties:

a. to attend regular/scheduled board meetings at the Company's registered office, either in person or via telephone conference, or such other place and on dates to be notified to you at least 10 business days in advance;

b. to serve on the committee or committees of the Board as required and attend all committee meetings;

c. to attend the Company's annual general meeting, either in person or via telephone conference, to be held each year;

d. to attend whether in person or via telephone conference any extraordinary general meetings or emergency board meetings which might be called from time to time;

e. to engage in international travel, as required according to the needs of the Company and the direction of the Board of Directors.

150 Orchard Road
Orchard Plaza, 08-02
Singapore, 238841

T: +65 6333 7234
F: +65 6333 7235

f. to carry out such other functions and duties as may be required of you.

1.2 In addition, in your role as Chairman you should:

(a) chair the Board and general meetings of the Company;

(b) set the Board's agenda (primarily focused on strategy, performance, value creation and accountability) and ensure that adequate time is available for discussion of all agenda items, in particular strategic issues;

(c) set clear expectations concerning the Company's culture, values and behaviours and the style and tone of Board discussions;

(d) ensure that the Board determines the nature and extent of the significant risks that the Company is willing to embrace in implementing its strategy;

(e) ensure that the Board has effective decision-making processes and applies sufficient challenge to major proposals; and

(f) ensure that Board committees are properly structured with appropriate terms of reference;

2. **FEES**

2.1 You will receive an annual fee of US$90,000 (the "**Fees**") which shall be paid in equal instalments monthly in arrears directly into your nominated bank account with Fees to begin accruing following;

(a) the admission of the Company's shares to a recognised exchange upon the listing, merger or reverse takeover of the Company; and

(b) the Company being sufficiently funded in the opinion of the Board.

2.2 If in the opinion of the Board clause 2.1(b) is not satisfied, you shall receive a fee of US$6,250 per quarter commensurate with that received by non-executive directors until such time as the Company is sufficiently funded in the opinion of the Board.

2.3 You will be entitled to be reimbursed for any reasonable and agreed expenses incurred in the performance of your duties as Chairman of the Company subject to the production of receipts or other appropriate evidence of payment and compliance with the Company's Travel and Expenses Policy (as amended from time to time) a copy of which will be provided.

2.4 The Company agrees to grant you an option to purchase up to 250,000 ordinary shares of the Company (the "**Optioned Shares**") as fully paid and non-assessable at an exercise price of US$1.05 per Optioned Share the details of which will be governed by a separate option agreement

2.5 The Company will not be responsible for the deduction of income tax and national insurance or similar contributions in respect of your Fees or expenses payable as a result of your appointment and service as Chairman

150 Orchard Road
Orchard Plaza, 08-02
Singapore, 238841

T: +65 6333 7234
F: +65 6333 7235

3. **INDEPENDENT LEGAL ADVICE**

3.1 The Company agrees to consider any request made by you for reimbursement of any reasonable legal fees incurred by you in relation to your position as Chairman (and for which you are not entitled to be indemnified pursuant to clause 3.2 below). You will use reasonable efforts to make such request in writing prior to any such fees being incurred. The Company agrees to reimburse such fees if the board in its absolute discretion decides that the legal advice sought was reasonably necessary in the proper discharge of your duties and it was not appropriate to obtain it from the professional advisors to the Company or any Committee.

3.2 The Company will indemnify you to the fullest extent permitted by law against all costs, charges, losses, damages and liabilities incurred by you in relation to any liability incurred defending any proceedings (whether civil or criminal) which relate to anything done or omitted or alleged to have been done or omitted by you as a chairman of the Company. To the extent that the Company's memorandum and articles of association are or become inconsistent with this paragraph as a result of a change in Singaporean law, the Company agrees to propose, at the next annual or extraordinary general meeting of the shareholders of the Company, an amendment to the memorandum and articles of association to remove such inconsistency (any such amendment to be subject to approval by the shareholders at the relevant meeting). The indemnity contained in this paragraph shall be without prejudice to any other indemnity to which you may be otherwise entitled.

4. **APPOINTMENT**

4.1 Your appointment is subject to the articles of association of the Company, as amended from time to time, and will continue for an initial term of three years unless terminated by either party by giving to the other not less than 2 months' prior written notice. The Board may invite you to serve for an additional period.

4.2 Your appointment will automatically terminate if you are removed from office by a resolution of the shareholders or if your office is vacated as set out in clause 4.3 and you will not be entitled to compensation in these events.

4.3 Your office as a director of the Company shall be immediately vacated in any of the following events:

(a) if you become prohibited by law from acting as a director;

(b) if you resign in writing or if you offer to resign and the directors resolve to accept such offer;

(c) if you have a receiving order made against you or if you compound with your creditors generally;

(d) by reason of mental incapacity, more particularly described in the Company's articles of association;

(e) if you shall be in breach of any terms set out in this letter which in the case of a breach capable of remedy is not remedied by you within 21 days of receipt by you of a notice from the Company specifying the breach and requiring its remedy;

(f) if you shall be incompetent, guilty of gross misconduct and/or any serious or persistent negligence or misconduct in respect of your obligations under this letter;

(g) if you fail or refuse after a written warning to carry out the duties reasonably and properly required of you under this letter;

(h) or as otherwise provided for under the company's Articles of Association

150 Orchard Road
Orchard Plaza, 08-02
Singapore, 238841

T: +65 6333 7234
F: +65 6333 7235

5. **CONFIDENTIALITY**

5.1 In the course of your appointment and in the performance of your duties you will have access to and be entrusted with information (whether oral, written or any other form) containing or consisting of material of a technical, operational, administrative, economic, marketing, planning, business or financial nature or in the nature of intellectual property of any kind and relating to the Company and its parent or subsidiaries (the "**Group**") ("**Confidential Information**"). In connection with any Confidential Information:

(a) you will at all times use Confidential Information for the purpose only of the proper discharge of your duties and will not disclose or permit to be disclosed to any person, firm or organisation outside the Group any Confidential Information or copies, summaries or reproductions of it in any form save if, and in so far as, you will be required so to do by law or by any competent regulatory authority. If any proceedings are commenced or action taken which could result in you becoming compelled to disclose Confidential Information, you will immediately notify the Company in writing of such proceedings or action and, provided that you are first indemnified by the Company for any costs reasonably incurred in doing so, will take all available steps to resist or avoid such proceedings or action, including all steps that the Company may reasonably request and keep the Company fully and promptly informed of all matters and developments relating to it. If you are obliged to disclose Confidential Information to any third party you will disclose only to that third party and you will seek to disclose only the minimum amount of Confidential Information consistent with your satisfying your obligations under this letter. Furthermore, so far as is reasonably practicable, you will give the Company prior written notice of the Confidential Information you propose to disclose, the notice also containing a confirmation that your legal advisers' opinion is that such disclosure is required, and you will give the Company an opportunity to discuss the relevant notice prior to the disclosure; and

(b) at the expiration or sooner determination of your appointment you will surrender and deliver up to the Company all Confidential Information, provided that you may keep one copy of any Confidential Information for the sole purpose of defending any allegations or proceedings against you which relate to your appointment and service as a chairman of the Company. For the avoidance of doubt, the undertakings in this clause 5 shall be unlimited in time and shall survive the termination of this agreement.

5.2 You shall not at any time (for whatever reason) use to the detriment or prejudice of the Company's customers , suppliers or industry partners or of the Company or, except in the proper course of your duties under this letter of engagement, divulge to any person, firm or company information identifying in relation to the Company's customers, suppliers or industry partners or their affairs or relating to the Company's own affairs, which may come to your knowledge.

6. **OTHER PROVISIONS**

6.1 For the avoidance of doubt, you are not required under the Company's articles of association to hold any qualification shares.

6.2 We can confirm that the appropriate filings and notifications in connection with your appointment have been made with ACRA within the relevant time limits and that the Company secretary will supply you with a copy of the Company's memorandum of association and any other information you may require.

6.3 It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present. In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and company secretary as soon as

150 Orchard Road
Orchard Plaza, 08-02
Singapore, 238841

T: +65 6333 7234
F: +65 6333 7235

apparent.

6.4 It is the intention of the Company to take out directors' and officers liability insurance following the intended listing of the company's shares on a recognised exchange upon the listing, merger or reverse takeover of the Company.

6.5 This letter, together with any documents referred to in this letter sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your engagement by the Company.

6.6 This letter shall be governed by and construed in accordance with Singapore law and the Singaporean courts shall have exclusive jurisdiction for all matters arising under it.

Please sign and return the enclosed duplicate of this letter indicating your acceptance of these terms.

Yours sincerely

For and on behalf of
Singapore Volition Pte. Limited

The above terms and conditions of appointment are hereby acknowledged and agreed this 13th day of July 2011.

M C Faulkes

Dr. Martin Charles Faulkes